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Investor Contact:	Ruth Ann Wisener Bunge Limited 636-292-3014 Ruthann.wisener@bunge.com

Bunge Shareholders Approve Viterra Combination

St. Louis, MO – October 5, 2023 – Bunge Limited (NYSE: BG) (“Bunge”) today announced the results of its extraordinary general meeting (“EGM”) of its shareholders, which was held today.

Shareholders approved the acquisition of Viterra Limited, including the issuance of 65,611,831 common shares, par value $0.01 per share, of Bunge Limited. They also voted in support of the redomestication that will change the place of incorporation and residence of the ultimate parent company of the Bunge Group from Bermuda to Switzerland.

“We appreciate our shareholders’ vote of confidence in our strategy to position Bunge as a premier global agribusiness solutions company through the merger with Viterra,” said Greg Heckman, Bunge CEO. “Our team is focused on effectively running our operations while also planning for a successful integration. We are committed to creating an innovative global agribusiness company well positioned to meet the demands of increasingly complex markets and better serve farmers and end-customers.”

The merger is expected to close in mid-2024, subject to satisfaction of customary closing conditions, including receipt of regulatory approvals.

The final vote results will be reported in a Form 8-K to be filed by Bunge with the Securities and Exchange Commission.

About Bunge

At Bunge (NYSE: BG), our purpose is to connect farmers to consumers to deliver essential food, feed and fuel to the world. With more than two centuries of experience, unmatched global scale and deeply rooted relationships, we work to put quality food on the table, increase sustainability where we operate, strengthen global food security, and help communities prosper. As the world’s leader in oilseed processing and a leading producer and supplier of specialty plant-based oils and fats, we value our partnerships with farmers to improve the productivity and environmental efficiency of agriculture across our value chains and to bring quality products from where they’re grown to where they’re consumed. At the same time, we collaborate with our customers to create and reimagine the future of food, developing tailored and innovative solutions to meet evolving dietary needs and trends in every part of the world. Our Company is headquartered in St. Louis, Missouri, and we have almost 23,000 dedicated employees working across approximately 300 facilities located in more than 40 countries.

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